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                                                                Exhibit 3.1.1(b)

FILING FEE $50.00                                             ID NUMBER:  36896
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[GRAPHIC OMITTED][GRAPHIC OMITTED]

                STATE OF RHODE ISLAND AND PROVIDENCE PLANTATIONS
                        Office of the Secretary of State
                              Corporations Division
                              100 North Main Street
                       Providence, Rhode Island 02903-1335

                              BUSINESS CORPORATION

                                  ------------

                          ARTICLES OF AMENDMENT TO THE
                            ARTICLES OF INCORPORATION
                       (TO BE FILED IN DUPLICATE ORIGINAL)

Pursuant to the provisions of Section 7-1.1-56 of the General Laws, 1956, as amended, the undersigned corporation adopts the following Articles of Amendment to its Articles of Incorporation:

1.   The name of the corporation is  AAi.FosterGrant, Inc.
                                   ---------------------------------------------

2. The shareholders of the corporation (or, where no shares have been issued, the board of directors of the corporation)
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     on August 10, 2000         , in the manner prescribed by Chapter 7-1.1 of
     the General Laws, 1956, as amended,
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     adopted the following amendment(s) to the Articles of Incorporation:

                              [INSERT AMENDMENT(S)]
      (If additional space is required, please list on separate attachment)

     Article Fourth, as amended, is hereby deleted in its entirety and the following substituted therefor:
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     See EXHIBIT A
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3.   The number of shares of the corporation outstanding at the time of such adoption was 679,200; and the number of shares entitled to vote thereon was 679,200.

4. The designation and number of outstanding shares of each class entitled to vote thereon as a class were as follows: (If inapplicable, insert "none.")

                CLASS                                NUMBER OF SHARES
-------------------------------------- -- --------------------------------------
COMMON STOCK                               608,000
-------------------------------------- -- --------------------------------------
PREFERRED SERIES A                          43,700
-------------------------------------- -- --------------------------------------
PREFERRED SERIES B                          27,500
====================================== == ======================================

Form No. 101
Revised: 01/99

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5.   The number of shares voted for such amendment was 578,075; and the number of shares voted against such amendment was 0.

6. The number of shares of each class entitled to vote thereon as a class voted for and against such amendment, respectively, was: (If inapplicable, insert "none.")

                                            Number of Shares Voted
           CLASS                         FOR                     AGAINST
Common                          517,753                   -0-
----------------------------   ----------------------   ------------------------
Preferred Series A               32,822                   -0-
----------------------------   ----------------------   ------------------------
Preferred Series B               27,500                   -0-
----------------------------   ----------------------   ------------------------

7. The manner, if not set forth in such amendment, in which any exchange, reclassification, or cancellation of issued shares provided for in the amendment shall be effected, is as follows: (If no change, so state)

     The manner is set forth in the amendment.
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8.   The manner in which such amendment effects a change in the amount of stated
     capital, and the amount (expressed in dollars) of stated capital as changed by such amendment, are as follows: (If no change, so state)

     No change.
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9.   As required by Section 7-1.1-57 of the General Laws, the corporation has paid all fees and franchise taxes.

10. Date when amendment is to become effective upon filing (not prior to, nor more than 30 days after, the filing of these articles of amendment)


Date:  8/11/00           AAi.FosterGrant, Inc.
      ---------          -------------------------------------------------------
                                           Print Corporate Name

                         By /s/ John R. Ranelli
                            ----------------------------------------------------
                            X President or [ ] Vice President        (check one)

                                                       AND

                         By /s/ Stephen J. Carlotti
                            ----------------------------------------------------
                            X Secretary or [ ] Assistant Secretary   (check one)

STATE OF           Rhode Island
         ------------------------------------
COUNTY OF            Providence
          ------------------------------------

     In Smithfield, RI , on this 11th day of August , 2000 personally appeared before me John J. Ranelli who, being by me first duly sworn, declared that he/she is the President of the corporation and that he/she signed the foregoing document as such officer of the corporation, and that the statements herein contained are true.

                         /s/ Dawn E. Degnan
                         -------------------------------------------------------
                         Notary Public
                         My Commission Expires: 2/17/02
                                                --------------------------------

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                                    EXHIBIT A

                            TO ARTICLES OF AMENDMENT
                                     TO THE
                            ARTICLES OF INCORPORATION

     ARTICLE FOURTH, AS AMENDED, IS HEREBY DELETED IN ITS ENTIRETY AND THE FOLLOWING SUBSTITUTED THEREFOR:

     "FOURTH: The aggregate number of shares which the Corporation has the authority to issue is 5,000,000 shares, consisting of (i) 4,800,000 shares of Common Stock with a par value of one cent ($.01) per share (the "COMMON STOCK"), and (ii) 200,000 shares of Preferred Stock with a par value of one cent ($.01) per share (the "PREFERRED STOCK").

     1. DESIGNATION AND AMOUNT. The Preferred Stock shall be divided into one or more series.

          1.1. SERIES A PREFERRED STOCK. The designation of the first series of the Preferred Stock shall be Series A Redeemable Convertible Preferred Stock (the "SERIES A PREFERRED STOCK"). The number of shares of Series A Preferred Stock shall initially be 43,700 subject to increase (but only as to shares of Preferred Stock authorized by the Articles of Incorporation, as amended, with respect to which the powers, designations, preferences and rights shall not then have been previously designated) or decrease (but not below the number of shares thereof then outstanding) from time to time by action of the Board of Directors.

          1.2. SERIES B PREFERRED STOCK. The designation of the second series of the Preferred Stock shall be Senior Series B Preferred Stock (the "SERIES B PREFERRED STOCK"). The number of shares of Series B Preferred Stock shall be 75,000.

          1.3. ISSUANCE. The Series A Preferred Stock has been issued pursuant to a Securities Purchase Agreement by and among the Corporation, Weston Presidio Capital II, L.P., and certain other investors (as from time to time in effect, the "PURCHASE AGREEMENT"). The Series B Preferred Stock will be issued as payment of a loan commitment fee (the "Loan Commitment Fee") to certain of the holders of Series A Preferred Stock (the "FEE RECIPIENTS") ""in connection with their commitment to participate in certain circumstances in a loan by Bank of America, N.A. (f/k/a NationsBank, N.A.) (the "Bank") to the Company of up to $7,500,000 under the terms of that certain Second Amended and Restated Financing and Security Agreement by and between the Bank and the Corporation dated July 21, 1998, as heretofore and hereafter amended (the "LOAN AGREEMENT"). A copy of the Purchase Agreement will be provided to any registered holder of shares of capital stock of the Corporation following written request directed to the Secretary of the Corporation at its registered address.

          1.4. RELATIVE POWERS, PREFERENCES AND RIGHTS. The respective relative powers, preferences and rights, and relative participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, granted to or imposed on the Series A Preferred Stock and the Series B Preferred Stock are set forth below.

     2. DEFINITIONS. Certain capitalized terms are used in these Articles of Amendment as specifically defined below in this Section 2. Except as the context otherwise explicitly requires, (a) the capitalized term "Section" refers to sections of these Articles of Amendment, (b) references to a particular Section include all subsections thereof, (c) the word "including" shall be construed as "including without limitation", (d) accounting terms not otherwise defined herein have the meaning provided under generally accepted accounting principles,
(e) references to a particular statute or regulation include all rules and regulations thereunder and any successor statute, regulation or rules, in each case as from time to time in effect and (f) references to a particular Person include such Person's successors and assigns to the extent not prohibited by these Articles of Amendment, the Purchase Agreement and the Addendum. References to "the date hereof" mean the effective date of these Articles of Amendment.

          2.1. "ACCEPTED SHARES" is defined in Section 11.2.

          2.2. "ADDITIONAL SHARES OF COMMON STOCK" is defined in Section
               9.4.1(d).

          2.3  "BANK" is defined in Section 1.3.

          2.4. "BY-LAWS" means all written rules, regulations, procedures and by-laws and all other similar documents, relating to the management, governance or internal regulation of a Person other than an individual, or interpretive of the Charter of such Person, each as from time to time amended or modified.

          2.5. "COMMON STOCK" means the common stock $0.01 par value, of the Corporation.

          2.6. "CORPORATION" is defined in the Preamble.

          2.7. "CONVERSION PRICE" is defined in Section 9.1.1.

          2.8. "CONVERTIBLE SECURITIES" is defined in Section 9.4.1(c).

          2.9. "FEE RECIPIENTS" is defined in Section 1.3.

          2.10. "FUTURE SHARES" is defined in Section 11.1.

          2.11. "FUTURE SHARES EXERCISE PERIOD" is defined in Section 11.1.

          2.12. "INDEBTEDNESS" means (a) all debt for borrowed money and similar monetary obligations evidenced by bonds, notes, debentures, capitalized lease obligations, deferred purchase price of property (other than ordinary trade payables) or otherwise, whether direct or indirect; and (b) all liabilities secured by any liens existing on property owned or acquired, whether or not the liability secured thereby shall have been assumed.

          2.13. "INVESTOR AGREEMENT" is defined in the Purchase Agreement.

          2.14. "LOAN AGREEMENT" is defined in Section 1.3.

          2.15. "LOAN COMMITMENT FEE" is defined in Section 1.3.

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          2.16. "NOTICE OF PURCHASE" is defined in Section 11.2.

          2.17. "OFFEREE" is defined in Section 11.1.

          2.18. "OPTIONS" is defined in Section 9.4.1(a).

          2.19. "ORGANIC CHANGE" is defined in Section 6.2.

          2.20. "ORIGINAL ISSUE DATE" is defined in Section 9.4.1(b).

          2.21. "PARTICIPATION AGREEMENT" means any agreement between the Bank and any holder of Series B Preferred Stock requiring such holder upon the happening of certain events to purchase a participation in any loan made pursuant to the Loan Agreement.

          2.22. "PERSON" means an individual, partnership, corporation, company, association, trust, joint venture, unincorporated organization, business trust, limited liability company and any governmental department or agency or political subdivision.

          2.23. "PREFERRED DIRECTOR" is defined in Section 5.3.

          2.24. "PREFERRED STOCK" is defined in Section 1.

          2.25. "PROPORTIONATE PERCENTAGE" is defined in Section 11.1.

          2.26. "PROPOSAL" is defined in Section 11.1.

          2.27. "PUBLIC OFFERING" is defined in Section 4.2.

          2.28. "PURCHASE AGREEMENT" is defined in Section 1.

          2.29. "QUALIFIED PUBLIC OFFERING" is defined in Section 9.2.

          2.30. "RELATED AGREEMENTS" is defined in the Purchase Agreement.

          2.31. "REMEDY EVENT" is defined in Section 8.

          2.32. "REMEDY NOTICE" is defined in Section 5.2.2.

          2.33. "SERIES A CALCULATION DATE" is defined in Section 4.2.

          2.34. "SERIES A PREFERENTIAL AMOUNT" is defined in Section 4.1.2.

          2.35. "SERIES B PREFERENTIAL AMOUNT" is defined in Section 4.1.1.

          2.36. "SERIES A PREFERRED STOCK" is defined in Section 1.1.

          2.37. "SERIES B PREFERRED STOCK" is defined in Section 1.2.

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          2.38. "SERIES A REQUIRED HOLDERS" means the holders of two-thirds of the outstanding Series A Preferred Stock.

          2.39. "SERIES B REQUIRED HOLDERS" means the holders of two-thirds of the outstanding Series B Preferred Stock.

          2.40. "WARRANTS" is defined in Section 6.3.

     3.   DIVIDENDS.

          3.1. SERIES B PREFERRED STOCK. The holders of Series B Preferred Stock shall not be entitled to receive dividends.

          3.2. SERIES A PREFERRED STOCK. No dividends of cash or other property (other than additional shares of Common Stock) shall be paid on the Common Stock unless the shares of Series A Preferred Stock receive the same dividends that such shares would have received had they been converted into Common Stock immediately prior to the record date for such dividend.

     4.   LIQUIDATION PREFERENCE.

          4.1. LIQUIDATION; DISSOLUTION; MERGER. In the event of (a) any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, or (b) unless agreed otherwise in writing by the Series B Required Holders and the Series A Required Holders, a merger or consolidation of the Corporation, distributions to the stockholders of the Corporation shall be made in the following manner.

               4.1.1. HOLDERS OF SERIES B PREFERRED STOCK. Each holder of Series B Preferred Stock shall first be entitled to receive, prior and in preference to any distribution of any of the assets of the Corporation to the holders of any other series of Preferred Stock, Common Stock or other capital stock of the Corporation by reason of its ownership of such stock, an amount per share equal to the product of (x) six dollars and sixty-seven cents ($6.67) and (y) the number of six (6) months periods, and/or any fractional period thereof, from the date of the issuance of such shares of Series B Preferred Stock to such holder to the date on which any Participation Agreement between the Bank and such holder expires (such sum being referred to as the "SERIES B PREFERENTIAL AMOUNT"); provided, however, that if a holder purchases a participation pursuant to the Participation Agreement or the Participation Agreement remains in effect with respect to any holder for more than two (2) years after the date of the issuance of such shares of Series B Preferred Stock, the amount contained in the foregoing clause (x) shall be increased to thirteen dollars and thirty-four cents ($13.34) retroactive to the date of the Participation Agreement. If the assets and funds of the Corporation shall be insufficient to permit the payment of the full Series B Preferential Amount to the holders of Series B Preferred Stock, then the entire assets of the Corporation legally available for distribution shall be distributed ratably among the holders of Series B Preferred Stock in accordance with the aggregate liquidation preference of the shares of Series B Preferred Stock held by each of them.

               4.1.2. HOLDERS OF SERIES A PREFERRED STOCK. After payment has been made to the holders of Series B Preferred Stock of the full amounts to which they are entitled, the holders of Series A Preferred Stock shall next be entitled to receive, prior and in preference to any distribution of any of the assets of the Corporation to the holders of any other series of Preferred Stock, other than

Series B Preferred Stock, Common Stock or other capital stock of the Corporation by reason of their ownership of such stock, an amount per share equal to the greater of (1) the sum of (a) $526.32 PLUS (b) an amount in the form of a dividend which would equal a 10% rate of return compounded annually on the amount in clause (a) above from the date of original issuance of the Series A Preferred Stock to the date of distribution (the "SERIES A CALCULATION DATE") PLUS (c) accrued and unpaid dividends, if any, on the Series A Preferred Stock due under Section 3 (such sum being referred to as the "SERIES A PREFERENTIAL Amount"), or (2) the amount which the holders would receive if the Series A Preferred Stock had converted to Common Stock immediately prior to the distribution. If the assets and funds of the Corporation shall be insufficient to permit the payment of the full Series A Preferential Amount to the holders of Series A Preferred Stock, then the remaining assets of the Corporation legally available for distribution shall be distributed ratably among the holders of Series A Preferred Stock in accordance with the aggregate liquidation preference of the shares of Series A Preferred Stock held by each of them.

               4.1.3. HOLDERS OF COMMON STOCK. After payment in full of the Series B Preferential Amount and the amount required by Section 4.1.2, the holders of Common Stock shall be entitled to share ratably in the remaining assets without participation by the holders of either Series B Preferred Stock or Series A Preferred Stock.

          4.2. PUBLIC OFFERING. Upon the closing of an underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933 covering the offer and sale of Common Stock for the account of the Corporation to the public generally (the "PUBLIC OFFERING"), the holders of the Series B Preferred Stock shall be entitled to receive an amount equal to the lesser of (x) the Series B Preferential Amount or (y) the net proceeds of the Public Offering.

     5.   VOTING RIGHTS; REPRESENTATIVE DIRECTORS; ETC.

          5.1. VOTES PER SHARE; NOTICES.

               5.1.1. SERIES B PREFERRED STOCK. The holders of the Series B Preferred Stock shall not be entitled to vote on any matter except (a) as otherwise provided herein, or (b) as otherwise required by law.

               5.1.2. SERIES A PREFERRED STOCK. Except as otherwise provided herein (including the election of Preferred Directors pursuant to Section 5.2.1 and a majority of the members of the Corporation's Board of Directors pursuant to Section 5.2.2) or required by law, the holders of Series A Preferred Stock shall vote as a single class with the holders of Common Stock and shall have such votes in respect of each share of Series A Preferred Stock on any matter submitted to the holders of Common Stock as the number of shares of Common Stock into which shares of Series A Preferred Stock may then be converted. Record holders of Series A Preferred Stock shall be entitled to notice of any stockholders' meeting or solicitation of stockholders' consents in the manner provided in the Bylaws of the Corporation for general notices.

          5.2. SERIES A PREFERRED DIRECTORS.

               5.2.1. REPRESENTATIVE DIRECTORS. In addition to the rights set forth in Section 5.2.2, the holders of a majority of the shares of Series A Preferred Stock, voting separately as a single class, shall be entitled to elect two directors. Except as provided in Section 5.2.2, the number of directors of the Corporation shall not exceed seven.

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               5.2.2. MAJORITY DIRECTORS.

                    (a) In the event that any Remedy Event shall occur, then, upon notice to the Corporation given by the Series A Required Holders (a "REMEDY NOTICE"), the number of directors shall be increased as provided in Section 5.2.2(b) and the holders of Series A Preferred Stock, voting separately as a single class, shall become entitled to elect a majority of the Board of Directors of the Corporation until any such Remedy Event shall have been rectified or cured to the written satisfaction of the Series A Required Holders, whereupon such right of the holders of the Series A Preferred Stock to elect a majority of the Board of Directors of the Corporation shall cease, and the maximum number of directors shall be reduced to seven, subject to being again revived from time to time upon the reoccurrence of the conditions above described.

                    (b) Immediately upon receipt by the Corporation of a Remedy Notice pursuant to paragraph (a) above, the number of directors of the Corporation shall automatically be increased to the minimum number sufficient to permit the election of additional directors so that after such election a majority of directors will have been elected by the holders of the Series A Preferred Stock. Upon such increase, the directors of the Corporation shall thereupon be divided into classes. One class shall consist of a number of directors equal to a majority of all of the directors and shall be elected solely by the holders of Series A Preferred Stock, voting separately as a single class, and the other class shall consist of the remaining directors and shall be elected by the holders of the capital stock of the Corporation entitled to vote generally in elections of directors. Subject to Section 7, any director then in office who was elected pursuant to Section 5.2.1 shall automatically become a member of the class of directors elected solely by the holders of Series A Preferred Stock.

          5.3. TENURE. Each Director elected by the holders of Series A Preferred Stock pursuant to Section 5.2 (a "PREFERRED DIRECTOR") shall serve for a term of the lesser of (a) one year and until such Preferred Director's successor is elected and qualified, or (b) until the right to elect such Preferred Director ceases (at which time such Preferred Director will be deemed to be removed). So long as the holders of Series A Preferred Stock are entitled to elect Preferred Directors, any vacancy in the position of a Preferred Director may be filled only by vote of the holders of a majority of the shares of Series A Preferred Stock entitled to vote thereon. A Preferred Director may, during such Preferred Director's term of office, be removed at any time, with or without cause, only by the affirmative vote of the holders of a majority of the outstanding shares of Series A Preferred Stock.

     6.   REDEMPTION OF SERIES A PREFERRED STOCK.

          6.1. MANDATORY REDEMPTION. Except as set forth in Section 6.3 and
Section 10.1(c), irrespective of any other redemptions or acquisitions of shares of the Series A Preferred Stock, the Corporation will redeem at a price equal to the Series A Preferential Amount that number of shares of Series A Preferred Stock equal to 5% of the total number of issued and outstanding shares of Series A Preferred Stock as of March 31, 2002 (or such lesser number as is then outstanding) on the last day of each March, June, September and December, commencing in June, 2002.

          6.2. MANDATORY CONTINGENT REDEMPTION. Except as set forth in Section 10.1(c), upon the earliest to occur of:

               (a) the sale by the Corporation of all or a substantial portion of its assets,

               (b) the merger of the Corporation with, or the consolidation of the Corporation into, any other corporation as a result of which the stockholders of the Corporation immediately prior to such merger or consolidation do not own stock having more than 50% of the outstanding voting power (assuming conversion of all convertible securities and exercise of all outstanding options and warrants) of the surviving corporation,

               (c)  the dissolution or liquidation of the Corporation,

               (d) Gerald Cerce ceasing for any reason to be Chairman of, and actively involved in the executive management of, the Corporation and a replacement satisfactory to the Series A Required Holders shall not be in place within 180 days,

               (e) except as a result of a Qualified Public Offering and stock passing by death, more than 50% of the outstanding voting stock of the Corporation becomes owned by Persons other than (i) holders of Series A Preferred Stock and their transferees and (ii) stockholders of record on the Original Issue Date (the foregoing events described in clauses (a) through (e) shall constitute an "ORGANIC CHANGE"), or

               (f)  a Remedy Event,

each holder of Series A Preferred Stock may require the Corporation to redeem all or any portion of the then outstanding shares of the Series A Preferred Stock of such holder, at the holder's option either (A) at a price equal to the Series A Preferential Amount or (B) at a price equal to the sum of (1) the Conversion Price PLUS (2) accrued and unpaid dividends, if any, on the Series A Preferred Stock due under Section 3, together with, for purposes only of this clause (B), Warrants on the same terms as described in Section 6.3.

          6.3. VOLUNTARY REDEMPTION. Pursuant to the consent or vote of a majority of the disinterested directors of the Corporation, the Corporation may redeem at the Series A Preferential Amount pro rata from all holders of Series A Preferred Stock an aggregate number of shares of Series A Preferred Stock specified in the notice delivered pursuant to Section 6.4. Such redemption shall take place at the time and on the date set forth in such notice. At the closing of such redemption, the Corporation shall deliver to each holder of Series A Preferred Stock whose shares are being redeemed warrants in substantially the form of Exhibit 2.1A to the Purchase Agreement (the "WARRANTS") to purchase the number of shares of Common Stock into which the shares of Series A Preferred Stock so redeemed could at the time have been converted at a purchase price per share equal to the aggregate cash consideration received by the holder in connection with the redemption divided by such number of shares of Common Stock. The number of shares for which each Warrant shall be exercisable shall be reduced in proportion to the mandatory redemption of Series A Preferred Stock under Section 6.1. At the option of the Corporation, any redemption under this
Section 6.3 may be applied against, and shall relieve the Corporation of, the next succeeding redemption obligations under Section 6.1 to the extent of the shares redeemed under this Section 6.3.

          6.4. NOTICE OF REDEMPTION: PRO RATA TREATMENT. Written notice of redemption of Series A Preferred Stock pursuant to Sections 6.1 and 6.3 shall be given not fewer than 30 days prior to the redemption date by first class mail, postage prepaid, to each holder of record of shares of the Series A Preferred Stock, at such holder's address on the books of the Corporation. Each such notice shall state: (a) the redemption date; (b) the number of shares of the Series A Preferred Stock to be redeemed; (c) the Preferential Amount; (d) the place or places where certificates for such shares are to be surrendered for payment of the Preferential Amount; and (e) that dividends on the shares to be redeemed will cease to accrue on such redemption date. Redemptions under Sections 6.1 and 6.3 shall be made pro rata among all holders of Series A Preferred Stock.

          6.5. SPECIFIC PERFORMANCE. If any holder becomes obligated so to deliver any shares of Series A Preferred Stock to the Corporation upon any redemption under this Section 6 and fails to deliver the certificate therefor in accordance with these Articles of Amendment, the Corporation may, at its option, in addition to all other remedies it may have, cancel on its books such certificate representing such shares to be redeemed.

          6.6 SUSPENSION OF REDEMPTION OBLIGATION. Notwithstanding any provision of this Section 6 to the contrary, if at any time the Corporation shall have outstanding any Indebtedness (as hereinafter defined) the terms of which restrict the Corporation's ability to redeem, in whole or in part, the Series A Preferred Stock ("Restrictive Indebtedness"), then in such event the Corporation's obligations under Section 6.1 and Section 6.2 to redeem any shares of Series A Preferred Stock shall be suspended until ninety-one (91) days after the date that such Restrictive Indebtedness is no longer outstanding. The Corporation shall notify the holders of the Series A Preferred Stock in writing within ten (10) days of its incurrence of any Restrictive Indebtedness which under this Section 6.6 would require the suspension of its redemption obligations under Sections 6.1 and 6.2 hereof. Within ten days after the expiration of ninety-one (91) days after the date of the payment of such Restrictive Indebtedness in full, the Corporation shall issue a written notice of redemption in accordance with Section 6.5 hereof for such number of shares of Series A Preferred Stock as the Corporation would have been obligated to redeem, pursuant to the provisions of Sections 6.1 or 6.2 hereof, on or prior to such notice date, but for the provisions of this Section 6.6. Nothing in this Section
6.6 shall affect or impair the rights granted the holders of Series A Preferred Stock pursuant to Section 5 hereof, nor shall it affect or impair any of the provisions relating to conversion set forth in Section 8 hereof. Notwithstanding any other provision of this Section 6 to the contrary, unless approved by the Preferred Directors, the aggregate principal amount of Restrictive Indebtedness shall not exceed at any time $150 million. For purposes of this Section 6.6, "Indebtedness" shall mean (i) any obligation of the Corporation or its subsidiaries for borrowed money, (ii) any obligation of the Corporation or its subsidiaries evidenced by bonds, debentures, notes or similar instruments, and
(iii) any reimbursement obligation of the Corporation or its subsidiaries with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of the Corporation and/or its subsidiaries, in each case, other than any obligation owed to a Person who directly or indirectly is controlling or controlled by or under direct or indirect common control with the Corporation."

     7. REDEMPTION OF SERIES B PREFERRED STOCK. Pursuant to the consent or a vote of a majority of the disinterested directors of the Corporation, the Corporation may redeem the Series B Preferred Stock in whole for the Series B Preferential Amount at any time after the Guaranty is no longer in effect. Upon the payment in full by the Corporation of the Series B Preferential Amount, the outstanding shares of Series B Preferred Stock shall be canceled. The provisions of Section 6.4 (excluding the last sentence thereof) and Section 6.5 shall apply to any such redemption as if all references to Series A Preferred Stock were replaced by references to Series B Preferred Stock. No redemption of the Series B Preferred Stock in accordance with this Section 7 shall occur unless such redemption complies with Section 4.07 of the 10 3/4% Senior Note Indenture dated as of July 21, 1998 between the Company and IBJ Schroder Bank & Trust Company.

     8. REMEDY EVENT. The term "REMEDY EVENT" shall mean the occurrence and continuance of any of the following events for a period exceeding 30 days (unless otherwise specified below) after written notice of the occurrence of such event has been furnished to the Corporation at its registered address:

          (a) The Corporation shall fail to make any payment in respect of dividends on or redemptions of any shares of Series A Preferred Stock as the same shall become due.

          (b) The Corporation shall fail to perform or observe any of the material covenants, agreements or other provisions set forth in these Articles of Amendment.

          (c) Any written representation or warranty of or with respect to the Corporation made in, or pursuant to the express requirements of, the Purchase Agreement shall prove to have been false in any material respect on the date as of which it was made without reference to whether such representation or warranty was made with knowledge or without knowledge.

          (d) The Corporation or any of its Subsidiaries shall fail to make any required payment on any indebtedness exceeding $100,000 in principal amount of (or guaranteed by) the Corporation or any of its Subsidiaries or with respect to any share of capital stock (whether because funds are not legally available therefor or otherwise), or the Corporation or any of its Subsidiaries shall fail to perform or observe any of the covenants or provisions required to be performed or observed by it pursuant to any senior lending agreement (as from time to time in effect), and (i) such failure shall continue, without having been duly cured, waived or consented to, beyond the period of grace, if any, therein specified or (ii) any security interest in or other lien on any property securing any such indebtedness shall be enforced, unless contested in good faith by the Corporation by appropriate proceedings or (iii) any such indebtedness shall become due and payable prior to stated maturity.

          (e) The Corporation shall fail to keep reserved a sufficient number of shares of Common Stock for issuance upon conversion of the Series A Preferred Stock or shall fail to issue an amount of shares of Common Stock upon the conversion by the holders thereof of the Series A Preferred Stock.

          (f)  An Organic Change shall occur.

          (g) The sum of (i) consolidated stockholders' equity of the Corporation and its subsidiaries, and (ii) (to the extent not included in the stockholders' equity) the Series A Preferred Stock and (iii) up to $5 million outstanding in respect of notes issued by the Corporation on the Original Issue Date to its stockholders on such date and to the initial purchasers of the Series A Preferred Stock, all determined in accordance with generally accepted accounting principles consistently applied, shall at any time be less than $19,500,000 (the "Minimum Amount") provided, however, that the Minimum Amount shall be reduced dollar for dollar by any payments with respect of the principal balance of the notes referred to in clause (iii) hereof."

          (h) A final judgment which, in the aggregate with other outstanding final judgments against the Corporation or any of its Subsidiaries, exceeds $500,000 above insurance coverage shall be rendered against the Corporation or any of its Subsidiaries and, within 30 days after entry thereof, such judgment shall not have been discharged or stayed pending appeal, or within 30 days after expiration of such stay such judgment shall not have been discharged.

          (i) The Corporation or any of its Subsidiaries or their Affiliates shall fail to perform or observe any other covenant, other agreement or provision to be performed or observed by it under the Purchase Agreement or any Investor Agreement to which the Corporation is a party and such failure shall not be rectified or cured to the satisfaction of the Series A Required Holders within 30 days after actual knowledge by an executive officer of the Corporation; PROVIDED, HOWEVER, that the breach by an employee of any employment agreement between the Corporation and such employee shall not in any event constitute a Remedy Event.

          (j) The Corporation or any of its subsidiaries owning at least 20% of the assets, or contributing over the past fiscal year at least 20% of the cash flow, of the Corporation and its subsidiaries on a consolidated basis shall:

               (i) commence a voluntary case under Title 11 of the United States as from time to time in effect, or authorize, by appropriate proceedings of its board of directors or other governing body, the commencement of such a voluntary case;

               (ii) have filed against it a petition commencing an involuntary case under such Title 11 and such petition is not dismissed within 30 days;

               (iii) seek relief as a debtor under any applicable law, other than such Title 11, of any jurisdiction relating to the liquidation or reorganization of debtors or to the modification or alteration of the rights of creditors, or consent to or acquiesce in such relief;

               (iv) have entered against it any order by a court of competent jurisdiction (A) finding it to be bankrupt or insolvent, (B) ordering or approving its liquidation, reorganization or any modification or alteration of the rights of its creditors, or (C) assuming custody of, or appointing a receiver or other custodian for, all or a substantial part of its property; or

               (v) make an assignment for the benefit of, or enter into a composition with, its creditors, or appoint or consent to the appointment of a receiver or other custodian for all or a substantial part of its property.

     9.   CONVERSION.

          9.1. RIGHT OF CONVERSION.

               9.1.1. SERIES A PREFERRED STOCK. Each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof at any time at the office of the Corporation or any transfer agent for the Series A Preferred Stock into the number of shares of the Common Stock of the Corporation obtained by dividing $526.32 by the then effective conversion price of the Series A Preferred Stock (as from time to time adjusted by this Section 9, the "CONVERSION PRICE"). The initial Conversion Price shall be $52.63 per share. All calculations under this Section 9 shall be made to the nearest one hundredth of a cent.

               9.1.2. SERIES B PREFERRED STOCK. Shares of Series B Preferred Stock shall not be convertible into shares of the Common Stock of the Corporation.

          9.2. AUTOMATIC CONVERSION. Each share of Series A Preferred Stock shall automatically be converted into shares of Common Stock at the then effective Conversion Price at any time upon the closing of an underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, with managing underwriters reasonably satisfactory to the Series A Required Holders, covering the offer and sale of Common Stock for the account of the Corporation to the public generally providing net proceeds to the Corporation (after underwriter commissions and discounts, but before other offering expenses) of not less than $20,000,000 and at a price per share of Common Stock equal to 175% of the initial Conversion Price, adjusted for stock splits and stock dividends after the Original Issue Date (a "QUALIFIED PUBLIC OFFERING").

          9.3. MECHANICS OF CONVERSION. Before any holder of Series A Preferred Stock shall be entitled to convert the same into shares of Common Stock and to receive certificates therefor, such holder shall surrender the Series A Preferred Stock certificates, duly endorsed, at the office of the Corporation or of any transfer agent for the Series A Preferred Stock, and shall give written notice to the Corporation at such office that such holder elects to convert the same; PROVIDED, HOWEVER, that in the event of an automatic conversion pursuant to Section 9..2, the outstanding shares of Series A Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; and PROVIDED, FURTHER that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such automatic conversion unless the certificates evidencing such shares of Series A Preferred Stock are either delivered to the Corporation or its transfer agent as provided above, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement reasonably satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. The Corporation shall, as soon as practicable after such delivery, or execution of such agreement in the case of a lost certificate, issue and deliver at such office to such holder of Series A Preferred Stock, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid and a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into fractional shares of Common Stock plus all accrued and unpaid dividends on such holder's Series A Preferred Stock so converted. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series A Preferred Stock to be converted, or in the case of automatic conversion immediately upon closing of the Qualified Public Offering, and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date.

          9.4. ADJUSTMENT OF CONVERSION PRICE DUE TO ISSUANCE OF ADDITIONAL SHARES. The Conversion Price shall be subject to adjustment as follows:

               9.4.1. SPECIAL DEFINITIONS.

                    (a) "OPTIONS" shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire either Common Stock or Convertible Securities.

                    (b) "ORIGINAL ISSUE DATE" shall mean the date on which the Series A Preferred Stock is first issued by the Corporation.

                    (c) "CONVERTIBLE SECURITIES" shall mean any indebtedness, shares or other securities convertible into or exchangeable for Common Stock.

                    (d) "ADDITIONAL SHARES OF COMMON STOCK" shall mean all shares of Common Stock issued (or, pursuant to Section 9.4.5, deemed to be issued) by the Corporation after the Original Issue Date, other than shares of Common Stock issued or issuable (or, pursuant to Section 9.4.5, deemed to be issued) at any time:

                         (i)  upon conversion of the Series A Preferred Stock
authorized herein or upon exercise or conversion of the Warrants or the other options and warrants set forth in Exhibit 4.3.1 to the Purchase Agreement;

                         (ii) as a stock dividend, stock split or similar
distribution on the Series A Preferred Stock or any other event for which adjustment is made pursuant to Section 9.4.3;

                         (iii) pursuant to a stock option, stock bonus or other
employee stock plan permitted by Section 5.14 of the Purchase Agreement or approved by the Preferred Directors at a meeting or by unanimous written consent of the Board of Directors or approved by the Series A Required Holders, which approval shall specify the numbers of Common Stock available for distribution under any such plan; or

                         (iv) by way of dividend or other distribution on shares
of Common Stock excluded from the definition of Additional Shares of Common Stock by the foregoing clauses (i), (ii), (iii) or this clause (iv); or

                         (v)  in connection with sales of Common Stock or other
Future Shares to the holders of the Series A Preferred Stock pursuant to the exercise by such holders of their rights under Section 11.1.

               9.4.2. NO ADJUSTMENT OF CONVERSION PRICE. No adjustment in the Conversion Price shall be made in respect of the issuance of Additional Shares of Common Stock (a) unless the consideration per share (determined pursuant to Section 9.4.6) for an Additional Share of Common Stock issued or deemed to be issued by the Corporation is less than the applicable Conversion Price in effect on the date of, and immediately prior to, such issue or (b) if prior to such issuance the Series A Required Holders give a written waiver of such adjustment.

               9.4.3. ADJUSTMENT OF CONVERSION PRICE UPON ISSUANCE OF ADDITIONAL SHARES OF COMMON STOCK. In the event the Corporation shall issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section 9.4.5) for a consideration per share less than the applicable Conversion Price of the Series A Preferred Stock in effect on the date of and immediately prior to such issue, then and in such event, the applicable Conversion Price shall be reduced, concurrently with such issue (calculated to the nearest one hundredth of a cent), to a new Conversion Price obtained by dividing (a) an amount equal to the sum of (i) the number of shares of Common Stock outstanding immediately prior to such issue multiplied by the then applicable Conversion Price and (ii) the consideration, if any, deemed received by the Corporation upon such issue by (b) the total number of shares of Common Stock deemed to be outstanding immediately after such issue; PROVIDED, HOWEVER, that, for purposes of any calculation under this Section 9.4.3, all shares of Common Stock outstanding and issuable upon conversion of outstanding Options, Convertible Securities and the Series A Preferred Stock immediately prior to giving affect to such calculation shall be deemed to be outstanding. In no event will the Conversion Price be adjusted as the result of any issuance of any Additional Shares of Common Stock to any amount higher than the Conversion Price in effect immediately prior to such issuance.

               9.4.4. ADJUSTMENTS FOR SUBDIVISIONS, STOCK DIVIDENDS, COMBINATIONS OR CONSOLIDATION OF COMMON STOCK. In the event the outstanding shares of Common Stock shall be increased by way of stock issued as a dividend for no consideration of subdivided (by stock split or otherwise) into a greater number of shares of Common Stock, the respective Conversion Prices then in effect shall, concurrently with the effectiveness of such increase or subdivision, be proportionately decreased. In the event the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, the respective Conversion Prices then in effect shall, concurrently with the effectiveness of such combination or consolidation, be proportionately increased.

               9.4.5. DEEMED ISSUE OF ADDITIONAL SHARES OF COMMON STOCK - OPTIONS AND CONVERTIBLE SECURITIES. Except as provided in Section 9.4.3 or
Section 9.4.4, in the event the Corporation at any time after the Original Issue Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number) of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date; PROVIDED, HOWEVER, that Additional Shares of Common Stock shall not be deemed to have been issued unless the consideration per share (determined pursuant to Section 9.4.6) of such Additional Shares of Common Stock would be less than the applicable Conversion Price in effect on the date of, and immediately prior to, such issue, or such record date, as the case may be; and PROVIDED, FURTHER, that in any such case in which Additional Shares of Common Stock are deemed to be issued:

                    (a) no further adjustment in the applicable Conversion Price shall be made upon the subsequent issue of shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities of upon the subsequent issue of each Convertible Securities or Options;

                    (b) if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase in the consideration payable to the Corporation, or any increase in the number of shares of Common Stock issuable, upon the exercise, conversion or exchange thereof, the applicable Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon shall, upon any such increase becoming effective, be recomputed to reflect such increase insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities;

                    (c) upon the expiration of any such Options or any rights of conversion or exchange under such Convertible Securities which shall not have been exercised, the applicable Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon shall remain in effect upon and after such expiration, but the Additional Shares of Common Stock deemed issued as the result of the original issue of such Option or rights shall not be deemed issued for the purposes of any subsequent adjustment to the Conversion Price;

                    (d) in the event of any changes in the number of shares of Common Stock issuable upon the exercise, conversion or exchange of such Options or Convertible Securities, including a change resulting from the anti-dilution provisions thereof, the Conversion Price then in effect shall be readjusted to the Conversion Price that would have been in effect if the adjustment which was made upon the issuance of such Options or Convertible Securities had been made upon the basis of such change;

                    (e) no readjustment pursuant to clauses (b) or (d) above shall have the effect of increasing the applicable Conversion Price to an amount which exceeds the lower of (i) the applicable Conversion Price on the original adjustment date, or (ii) the applicable Conversion Price that resulted from the issuance or deemed issuance of other Additional Shares of Common Stock between the original adjustment date and such readjustment date; and

                    (f) in the event the Corporation amends the terms of any Options or Convertible Securities (whether such Options or Convertible Securities were outstanding on the Original Issue Date or were issued after the Original Issue Date), then such Options or Convertible Securities, as so amended, shall be deemed to have been issued after the Original Issue Date and the provisions of this Section 9.4.5 shall apply.

               9.4.6. DETERMINATION OF CONSIDERATION. For purposes of this
Section 9.4, the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

                    (a)  CASH AND PROPERTY: Such consideration shall:

                         (i)  insofar as it consists of cash, be computed at the
aggregate amount of net cash proceeds received by the Corporation excluding amounts paid or payable for accrued interest or accrued dividends;

                         (ii) insofar as it consists of property other than
cash, be computed at the fair value thereof at the time of such issue, as determined in good faith by the Board of Directors of the Corporation; and

                         (iii) in the event Additional Shares of Common Stock
are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (i) and (ii) above, which is allocated to the Additional shares of Common Stock as determined in good faith by the Board of Directors.

                    (b) OPTIONS AND CONVERTIBLE SECURITIES: The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Section 9.4.5, relating to Options and Convertible Securities, shall be determined by dividing

                         (i)  the total amount, if any, received or receivable
by the Corporation as consideration for the issue of such Options or Convertible Securities, plus, subject to Section 9.4.5(b), the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities by

                         (ii) the maximum number of shares of Common Stock (as
set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion of exchange of such Convertible Securities.

          9.4.7. OTHER DILUTIVE EVENTS. In case any event shall occur as to which the other provisions of this Section 9.4 are not strictly applicable, but the failure to make any adjustment in the Conversion Price would not fairly protect the conversion rights represented by the Series A Preferred Stock in accordance with the intention of this Section 9, then, upon request of the Series A Required Holders, the Board of Directors of the Corporation shall appoint a firm of independent public accountants of recognized national standing (which may be the regular auditors of the Corporation) to give their opinion as to the adjustment, if any, on a basis consistent with the intention of this
Section 9, necessary to preserve without dilution the conversion rights represented by the Series A Preferred Stock. Upon receipt of such opinion, the Corporation will promptly furnish a copy thereof to the holders of the Series A Preferred Stock and the Conversion Price shall be adjusted in accordance therewith to the extent recommended by such accountants. The fees and expenses of such accountants shall be paid by the Corporation; PROVIDED, HOWEVER, that if such accountants opine that the total adjustment per share of Series A Preferred Stock is less than 10% of the previous per share Conversion Price, such fees and expenses will be paid by the holders of the Series A Preferred Stock.

          9.5. OTHER DISTRIBUTIONS. In the event the Corporation shall declare a distribution payable in securities of the Corporation (other than shares of Common Stock), securities of other entities, securities evidencing indebtedness issued by the Corporation or other entities, assets (including cash dividends) or options or rights, then, in each such case for the purpose of this Section 9, the holders of the Series A Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of the Corporation into which their shares of such Series A Preferred Stock were convertible as of the record date fixed for the determination of the holders of Common Stock of the Corporation entitled to receive such distribution.

          9.6. SUBSEQUENT EVENTS. In the event of any recapitalization, consolidation or merger of the Corporation or its successor which does not require redemption of the Series A Preferred Stock pursuant to Section 6.2, the shares of Series A Preferred Stock shall be convertible into such shares or other interests as the Series A Preferred Stock would have been entitled if the Series A Preferred Stock had been converted into Common Stock immediately prior to such event.

          9.7. CERTIFICATE AS TO ADJUSTMENTS. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 9, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series A Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment is based. The Corporation shall, upon the written request at any time of any holder of Series A Preferred Stock, furnish or cause to be furnished to such holder a certificate setting forth (a) all such adjustments and readjustments previously made, (b) the Conversion Price at the time in effect, and (c) the number of shares of Common Stock and the amount, if any, of other property which at such time would be received upon the conversion of Series A Preferred Stock.

          9.8. ISSUE TAX. The issuance of certificates for shares of Common Stock upon conversion of Series A Preferred Stock shall be made without charge to the holders thereof for any issuance tax; PROVIDED, HOWEVER, that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than the name of the holder of the Series A Preferred Stock which is being converted.

     10.  COVENANTS.

          10.1. SERIES B PREFERRED STOCK SPECIAL RESTRICTIONS. At any time when shares of Series B Preferred Stock are outstanding, in addition to any other vote required by law or the Articles of Incorporation, as amended, without the consent of the Series B Required Holders, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class, the Corporation will not:

               (a) create or authorize the creation of any additional class or series of shares of stock, or issue any shares thereof, unless the same ranks junior to the Series B Preferred Stock as to the distribution of assets on the liquidation, dissolution or winding up of the Corporation or increase the authorized amount of the Series B Preferred Stock or increase the authorized amount of any additional class or series of shares of stock unless the same ranks junior to the Series B Preferred Stock as to the distribution of assets on the liquidation, dissolution or winding up of the Corporation, or create or authorize any instrument or security convertible into shares of Series B Preferred Stock or into shares of any other class or series of stock unless the same ranks junior to the Series B Preferred Stock as to the distribution of assets on the liquidation, dissolution or winding up of the Corporation, whether any such creation, authorization or increase shall be by means of amendment to the Articles of Incorporation or by merger, consolidation or otherwise:

               (b) amend, alter or repeal its Articles of Incorporation or By-Laws in a manner that is adverse to the holders of Series B Preferred Stock in any respect or for which the holders of Series B Preferred Stock did not receive prior written notice;

               (c) purchase or set aside any sums for the purchase of any shares of stock other than the Series B Preferred Stock, except for redemptions of Series A Preferred Stock in accordance with Section 6 and the purchase of shares of Common Stock from former employees of the Corporation who acquired such shares directly from the Corporation or the Stock Option Plan (as defined in the Purchase Agreement), if each such purchase is made pursuant to contractual rights held by the Corporation relating to the termination of employment of any such former employee and the total purchase price does not exceed $200,000 plus any applicable life insurance payments for all such purchases from each such former employee;

               (d) redeem or otherwise acquire any shares of Series B Preferred Stock except pursuant to a purchase offer made pro rata to all holders of the shares of Series B Preferred Stock on the basis of the aggregate number of outstanding shares of Series B Preferred Stock then held by each such holder;

               (e) consent to any liquidation, dissolution or winding up of the Corporation; or

               (f) consolidate or merge into or with any other entity or entities or sell or transfer all or substantially all its assets, except that the Corporation may effectuate a merger or consolidation (a) in which (i) the Corporation is the surviving corporation and (ii) the stockholders of the Corporation immediately prior to the merger hold more than 50% of the outstanding voting power of the surviving corporation (assuming conversion of all convertible securities and exercise of all outstanding options and warrants) or (b) where provision is made for payment in full of the Series B Preferential Amount at the time of consummation of the merger or consolidation.

          10.2. SERIES A PREFERRED STOCK SPECIAL RESTRICTIONS. At any time when shares of Series A Preferred Stock are outstanding, except where the vote or written consent of the holders of a greater number of shares of the Corporation is required by law or by the Articles of Incorporation, as amended, and in addition to any other vote required by law or the Articles of Incorporation, as amended, without the consent of the Series A Required Holders, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class, the Corporation will not:

               (a) create or authorize the creation of any additional class or series of shares of stock, or issue any shares thereof, unless the same ranks junior to the Series A Preferred Stock as to the distribution of assets on the liquidation, dissolution or winding up of the Corporation or increase the authorized amount of the Series A Preferred Stock or increase the authorized amount of any additional class or series of shares of stock unless the same ranks junior to the Series A Preferred Stock as to the distribution of assets on the liquidation, dissolution or winding up of the Corporation, or create or authorize any instrument or security convertible into shares of Series A Preferred Stock or into shares of any other class or series of stock unless the same ranks junior to the Series A Preferred Stock as to the distribution of assets on the liquidation, dissolution or winding up of the Corporation, whether any such creation, authorization or increase shall be by means of amendment to the Articles of Incorporation or by merger, consolidation or otherwise:

               (b) amend, alter or repeal its Articles of Incorporation or By-Laws in a manner that is adverse to the holders of Series A Preferred Stock in any respect or for which the holders of Series A Preferred Stock did not receive prior written notice;

               (c) purchase or set aside any sums for the purchase of any shares of stock other than the Series A Preferred Stock, except for redemptions of Series B Preferred Stock in accordance with Section 7 and the purchase of shares of Common Stock from former employees of the Corporation who acquired such shares directly from the Corporation or the Stock Option Plan (as defined in the Purchase Agreement), if each such purchase is made pursuant to contractual rights held by the Corporation relating to the termination of employment of any such former employee and the total purchase price does not exceed $200,000 plus any applicable life insurance payments for all such purchases from each such former employee;

               (d) redeem or otherwise acquire any shares of Series A Preferred Stock except as expressly authorized in Section 6 or pursuant to a purchase offer made pro rata to all holders of the shares of Series A Preferred Stock on the basis of the aggregate number of outstanding shares of Series A Preferred Stock then held by each such holder;

               (e) consent to any liquidation, dissolution or winding up of the Corporation; or

               (f) consolidate or merge into or with any other entity or entities or sell or transfer all or substantially all its assets, except that the Corporation may, without the consent of the holders of at least a majority of the then outstanding shares Series A Preferred Stock, effectuate a merger in which (i) the Corporation is the surviving corporation and (ii) the stockholders of the Corporation immediately prior to the merger hold more than 50% of the outstanding voting power of the surviving corporation (assuming conversion of all convertible securities and exercise of all outstanding options and warrants).

          10.3. NO IMPAIRMENT. The Corporation will not by amendment of its Articles of Incorporation or through any reorganization, recapitalization, transfer of all or a substantial portion of its assets, consolidation, merger, dissolution, issue or sale of securities, closing of transfer books or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed under these Articles of Amendment by the Corporation, but will at all times in good faith assist in carrying out all the provisions of these Articles of Amendment and in taking all such action as may be necessary or appropriate in order to protect the all rights of the holders of Preferred Stock against impairment.

          10.4. RESERVATION OF SHARES. So long as any share of Series A Preferred Stock shall remain outstanding, the Corporation shall at all times reserve and keep available, free from preemptive rights, out of its authorized capital stock, for the purpose of issuance upon conversion of the Series A Preferred Stock, the full number of shares of Common Stock then issuable upon exercise of all outstanding shares of Series A Preferred Stock. If the Corporation's Common Stock shall be listed on any national stock exchange, the Corporation at its expense shall include in its listing application all of the shares of Common Stock reserved for issuance upon conversion of the Series A Preferred Stock (subject to issuance or notice of issuance to the exchange) and will similarly procure the listing of any further Common Stock reserved for issuance upon conversion of the Series A Preferred Stock at any subsequent time as a result of adjustments in the outstanding Common Stock or otherwise.

          10.5. VALIDITY OF SHARES. The Corporation will from time to time take all such action as may be required to assure that all shares of Common Stock which may be issued upon conversion of any share of the Series A Preferred Stock will, upon issuance, be legally and validly issued, fully paid and non-assessable and free from all taxes, liens and charges with respect to the issuance thereof. Without limiting the generality of the foregoing, the Corporation will from time to time take all such action as may be required to assure that the par value per share, if any, of the Common Stock is at all times equal to or less than the lowest quotient obtained by dividing the then current par value of the Series A Preferred Stock by the number of shares of Common Stock into which each shares of Series A Preferred Stock can, from time to time, be converted.

          10.6. NOTICE OF CERTAIN EVENTS. If at any time:

               (a) the Corporation shall declare any dividend or distribution payable to the holders of its Common Stock;

               (b) the Corporation shall offer for subscription pro rata to the holders of Common Stock any additional shares of stock of any class or any other rights;

               (c) any recapitalization of the Corporation, or consolidation or merger of the Corporation with, or sale of all or substantially all of its assets to, another corporation or business organization shall occur; or

               (d) a voluntary or involuntary dissolution, liquidation or winding up of the Corporation shall occur;

then, in any one or more of such cases, the Corporation shall give the registered holders of the Preferred Stock written notice, by registered mail, of the date on which a record shall be taken for such dividend, distribution or subscription rights or for determining stockholders entitled to vote upon such recapitalization, consolidation, merger, sale, dissolution, liquidation or winding up and of the date when any such transaction shall take place, as the case may be. Such notice shall also specify the date as of which the holders of Common Stock of record shall participate in such dividend, distribution or subscription rights, or shall be entitled to exchange their Common Stock for securities or other property deliverable upon such recapitalization, consolidation, merger, sale, dissolution, liquidation or winding up, as the case may be. Such written notice shall be given 20 days prior to the record date with respect thereto.

          10.7. NO REISSUANCE OF PREFERRED STOCK. No shares of Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be canceled, retired and eliminated from the shares which the Corporation shall be authorized to issue. The Corporation may from time to time take such appropriate corporate action as may be necessary to reduce the authorized number of shares of Preferred Stock accordingly.

     11.  SERIES A PREEMPTIVE RIGHTS.

          11.1. RIGHT OF FIRST OFFER. Until the closing, including the closing under any over-allotment option, under a Qualified Public Offering, the Corporation shall not issue or sell any Common Stock (including securities convertible into, or options, warrants or other rights to purchase Common Stock, but excluding the shares described in Section 11.7) (collectively, the "FUTURE Shares") to any Person (an "OFFEREE") without first providing each holder of Series A Preferred Stock the right to subscribe for its Proportionate Percentage of the Future Shares at a price and on such other terms which are at least as favorable as shall have been offered or are proposed to be offered by the Corporation to such Offeree and which shall have been specified by the Corporation in a notice delivered to each holder of Series A Preferred Stock (the "PROPOSAL"); PROVIDED, HOWEVER, that the holder of Series A Preferred Stock shall have the option to purchase Future Shares with cash, regardless of the method of purchase offered to such Offeree. The Proposal by its terms shall remain open and irrevocable for a period of 30 days from the date it is delivered by the Corporation to each holder of Series A Preferred Stock (the "FUTURE SHARES EXERCISE PERIOD"). The Proposal shall also certify that the Corporation has either (a) received a bona fide offer from a prospective purchaser, who shall be identified in such certification, and that the Corporation in good faith believes a binding agreement of sale is obtainable for consideration having a fair market, cash equivalent or present value set forth in such certification; or (b) intends in good faith to make an offering of its securities to prospective purchasers, who shall be identified to the extent possible in such certification at the price and on the terms set forth in such certification.

     "PROPORTIONATE PERCENTAGE" means, for any holder of Series A Preferred Stock, the percentage of Future Shares covered by the Proposal equal to (i) the number of shares of Common Stock into which the shares of Series A Preferred Stock held by such holder would then be convertible divided by (ii) the total number of shares of Common Stock outstanding at the time of delivery of the Proposal PLUS the aggregate number of shares of Common Stock into which all shares of Series A Preferred Stock would then be convertible.

          11.2. NOTICE. Notice of each holder of Series A Preferred Stock's intention to accept the Proposal made pursuant to Section 11.1 shall be evidenced by writing signed by such holder and delivered to the Corporation prior to the end of the Future Shares Exercise Period (the "NOTICE OF PURCHASE") setting forth that portion of the Future Shares such holder elects to purchase (the "ACCEPTED SHARES"). The failure of a holder to deliver such a Notice of Purchase shall constitute a rejection of the Proposal.

          11.3. FULL ACCEPTANCE. In the event that each holder of Series A Preferred Stock elects to purchase all of the shares offered to such holder in the Proposal, the Corporation shall sell to each such holder, pursuant to
Section 11.6, the number of Accepted Shares set forth in such holder's Notice of Purchase.

          11.4. PARTIAL ACCEPTANCE. In the event that one or more holders of Series A Preferred Stock do not elect to purchase all of the shares offered to such holders in the Proposal, the Corporation shall sell to each such holder, pursuant to Section 11.6, the number of Accepted Shares, if any, set forth in such holder's Notice of Purchase. Holders of Series A Preferred Stock may purchase pursuant to Section 11.6 any remaining shares offered in the Proposal not purchased by the other holders of Series A Preferred Stock pro rata based on the respective Proportionate Percentages of such holders wishing to purchase additional shares, or as they may otherwise agree.

          11.5. NO FRACTIONAL SHARES. For the purpose of avoiding fractions as to Future Shares, the Corporation may adjust upward or downward by not more than one full share the number of Future Shares which any holder of Series A Preferred Stock would otherwise be entitled to purchase.

          11.6. SALE OF SHARES. No later than 30 days after the expiration of the Future Shares Exercise Period, the Corporation shall deliver to each holder of Series A Preferred Stock who has submitted a Notice of Purchase to the Corporation a notice indicating the number of Future Shares which the Corporation shall sell to such holder pursuant to this Section 11 and the terms and conditions of such sale, which shall be in all respects (including unit price and interest rates) the same as specified in the proposal. The sale to such holders of such Future Shares shall take place not later than 10 days after receipt of such notice.

     Any sale to an Offeree of Future Shares that were not selected for purchase by the holders of Series A Preferred Stock as provided above shall take place not later than 90 days after the expiration of the Future Shares Exercise Period. Such sale shall be upon terms and conditions in all respects (including unit price and interest rates) which are no more favorable to such Offeree or less favorable to the Corporation than those set forth in the Proposal. Any refused Future Shares not purchased by the Offeree as contemplated by the Proposal within the 90-day period specified above shall remain subject to this
Section 11.

          11.7. EXCLUSION OF CERTAIN SHARES. Notwithstanding any contrary provision of this Section 11, Future Shares shall not include:

               11.7.1. shares of Common Stock issuable upon conversion of the Series A Preferred Stock or upon exercise or conversion of the Warrants.

               11.7.2. shares of Common Stock issued pursuant to the exercise of options granted under a stock option plan described in Section 9.4.1(d).

               11.7.3. shares of Common Stock issued in connection with mergers permitted by section 5.9 of the Purchase Agreement or otherwise permitted to be issued by section 5.14 of the Purchase Agreement.

               11.7.4. shares of Common Stock issued to the original holders of Series A Preferred Stock pursuant to the Purchase Agreement.

     12.  AMENDMENTS.

          12.1. SERIES B PREFERRED STOCK. The provisions of these terms relating to the Series B Preferred Stock may not be amended, modified or waived without the written consent or affirmative vote of the Series B Required Holders.

          12.2. SERIES A PREFERRED STOCK. The provisions of these terms relating to the Series A Preferred Stock may not be amended, modified or waived without the written consent or affirmative vote of the Series A Required Holders; PROVIDED, HOWEVER, that any amendment reducing or postponing the payment of dividends or redemptions or postponing or increasing the amount of the Conversion Price shall require the written consent or affirmative vote of holders of 90% of the then outstanding shares of Series A Preferred Stock.

          12.3. OTHER CLASSES OF CAPITAL STOCK. Except as provided in this
Section 12 and to the extent required by law, the vote of the holders of any class of capital stock of the Corporation is not required for the amendment, modification or waiver of the terms of these Articles of Amendment.

     13. ADDITIONAL SHARES OF PREFERRED STOCK. The Corporation may issue such additional series of Preferred Stock as the Board of Directors may establish by the adoption of a resolution or resolutions relating thereto, each such additional series to have such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions providing for the issue of such series adopted by the Board of Directors pursuant to authority to do so, which authority is hereby granted to the Board of Directors. Unless otherwise expressly set forth in the designation therefor, no series of Preferred Stock shall have the right to vote as a class in connection with the issuance of any additional series of Preferred Stock, whether such additional series shall have rights greater, lesser or identical to the rights of any existing series of Preferred Stock."